ETFS Trust 485BPOS

Amendment No. 2 to the Distribution Agreement

By and between ETFS Trust and ALPS Distributors, Inc.

This Amendment No. 2 (this “Amendment”), dated as of January 26, 2017, to the Distribution Agreement is entered into by and between ETFS Trust, a Delaware statutory trust (the “Fund”), and ALPS Distributors, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Fund and ALPS entered into a Distribution Agreement dated as of December 22, 2014, as amended from time to time (the “Agreement”); and

WHEREAS, the Fund and ALPS wish to amend the provisions of the Agreement in order to reflect an updated list of portfolios covered by the Agreement.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.	The parties hereto agree to delete the current Appendix A to the Agreement in its entirety and replace it with a new Appendix A attached hereto.

2.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

ETFS TRUST		ALPS DISTRIBUTORS, INC.

By:	/s/ Adam Rezak	By:	/s/ Steven B. Price
Name: Adam Rezak Title: Chief Compliance Officer		Name: Steven B. Price Title: SVP and Director of Distribution Services

APPENDIX A

LIST OF PORTFOLIOS

ETFS Bloomberg All Commodity Strategy K-1 Free ETF

ETFS Bloomberg All Commodity Longer Dated Strategy K-1 Free ETF

ETFS Bloomberg Agriculture Commodity Strategy K-1 Free ETF

ETFS Bloomberg Energy Commodity Strategy K-1 Free ETF

ETFS Bloomberg Energy Commodity Longer Dated Strategy K-1 Free ETF

ETFS Commodity Strategy Long-Short K-1 Free ETF